Exhibit 99.1

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                               Omnicom Group Inc.
                               437 Madison Avenue
                            New York, New York 10022

March 26, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549 - 0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T of Regulation S-X, Omnicom Group Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

Omnicom Group Inc.

 /s/ Philip J. Angelastro
-----------------------------------
Philip J. Angelastro
Senior Vice President and Controller